SUSPENSION AGREEMENT

THIS SUSPENSION AGREEMENT (the “Suspension Agreement”) is made as of July 1, 2009 by and between Carley Roney (“Licensor”) and The Knot, Inc., a Delaware corporation (the “Company”).

WHEREAS, Licensor and the Company have previously entered into that certain Name and Likeness Licensing Agreement, dated as of November 5, 2008 (the “Agreement”), and desire to suspend certain obligations under the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Fee.  The Company shall suspend, and Licensor shall waive the Company’s obligation to pay, that portion of the annual fee set forth in Section 3.1(a) of the Agreement that would otherwise be payable for the period July 1, 2009 through December 31, 2009.

2.           Non-Accountable Talent Expense Allowance.  The Company shall suspend, and Licensor shall waive the Company’s obligation to pay, that portion of the annual non-accountable talent expense allowance set forth in Section 3.1(c) of the Agreement that would otherwise be payable for the period July 1, 2009 through December 31, 2009.  During such suspension period, Licensor shall be permitted to seek reimbursement from the Company for her expenses for clothes for television, personal and other appearances while promoting, representing and endorsing the Company; hair and make-up expenses for maintenance and on-air appearances; and other expenses related to Licensor’s services for the Company, in each case in accordance with the Company’s regular reimbursement policies.

3.           Miscellaneous.

3.1           No Other Amendments.  Except as expressly set forth herein, all terms and conditions of the Agreement (including the schedules thereto) shall remain in full force and effect.  In the event of any inconsistency between the terms of this Suspension Agreement and the terms of the Agreement, the terms of this Suspension Agreement shall govern.

3.2           Governing Law.  This Suspension Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

3.3           Titles and Subtitles.  The titles, subtitles and defined terms used in this Suspension Agreement are used for convenience only and are not to be considered in construing or interpreting this Suspension Agreement.

3.4           Definitions.  Capitalized terms used herein and not defined upon first usage shall have the meanings assigned such terms in the Agreement.

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3.5           Counterparts.  This Suspension Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Suspension Agreement to be executed as of the date first written above.

/s/ CARLEY RONEY
CARLEY RONEY

THE KNOT, INC.

By:	/s/ IRA CARLIN
Name: Ira Carlin
Title: Chairman, Compensation Committee of the Board of Directors

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